Exhibit 99.1

FOR IMMEDIATE RELEASE

CORRECTING and REPLACING

STARZ TO PRESENT AT GOLDMAN SACHS
TWENTY-THIRD ANNUAL COMMUNACOPIA CONFERENCE

ENGLEWOOD, Colo. - September 8, 2014 - Presentation time listed in first paragraph, first sentence of release dated September 4, 2014, should read: 3:45 PM ET (instead of 12:25 PM ET)

The corrected release reads:

Englewood, Colo. - September 8, 2014 - Starz (NASDAQ: STRZA, STRZB) announced that Chris Albrecht, CEO of Starz, will be presenting at the Goldman Sachs 23rd Annual Communacopia Conference, on Thursday, September 11, 2014 at 3:45 PM ET at the Conrad Hotel in New York, NY. During his presentation, Mr. Albrecht may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of June 30, 2014, STARZ and ENCORE serve a combined 55.9 million subscribers, including 22.0 million at STARZ, and 33.9 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

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Contacts:
Courtnee Ulrich	Theano Apostolou
Investor Relations	Corporate Communications
(720) 875-5420	(424) 204-4052
courtnee.ulrich@starz.com	theano@starz.com